Exhibit 99.1

Tasty Baking Company Joins the New Russell Microcap Index

    PHILADELPHIA--(BUSINESS WIRE)--June 27, 2005--Tasty Baking Company (NYSE:TBC) announced today that it joined the new Russell Microcap(TM) Index when the Russell Investment Group reconstituted its family of U.S. indexes on Friday, June 24, 2005.
    The Russell Microcap Index will be comprised of the smallest 1,000 securities in the small-cap Russell 2000(R) Index plus the next 1,000 companies below the index, based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer by which to compare their performance against the genuine microcap marketplace of stocks.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We are pleased to be recognized in the new Russell Microcap Index. We look forward to the broadened investor awareness that may result from our inclusion in this new index and the potential benefit to our shareholders."
    In a press release distributed by Russell Investment Group and dated May 26, 2005, Steve Swartley, senior manager research analyst at Russell, said, "Microcaps have outperformed small caps in three of the past four years, and the cumulative four-year gap is impressive." In addition, the Russell Microcap Index reflects a four-year return of 73.6% versus 43.8% for small caps in the same time period.
    Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.
    Companies included in the Russell Microcap Index were ranked as of May 31 by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares outstanding.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    ABOUT RUSSELL

    Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Washington, with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500